Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 16, 2009, relating to the consolidated financial statements of Environmental Power Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, which report appears in Environmental Power Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and to all references to our Firm, included in or made a part of this Amendment No. 1 to Registration Statement on Form S-1.

/s/  VITALE, CATURANO & COMPANY, P.C.

Vitale, Caturano & Company, P.C.

Boston, Massachusetts

April 30, 2009